EXHIBIT 107.1

Calculation of Filing Fee Tables

424(b)(7)

(Form Type)

Sotera Health Company

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit (1)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees To Be Paid	Equity	Common stock, par value $0.01 per share	Rule 457(c)	28,750,000(2)	$16.82	$483,575,000	0.00014760	$71,375.67

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

	Total Offering Amounts							$71,375.67

	Total Fees Previously Paid							$0

	Total Fee Offsets							$0

	Net Fee Due							$71,375.67

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the securities act of 1933, as amended (the “Securities Act”), based upon the average of the high and low prices of the registrant’s common stock on February 27, 2024, as reported on The Nasdaq Stock Market LLC.

(2) Includes 3,750,000 shares of common stock issuable upon exercise of the underwriters’ option to purchase additional common shares.